Exhibit 4.1

IMPLANT SCIENCES CORPORATION
2006 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE.

The Implant Sciences Corporation 2006 Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Implant Sciences Corporation (the "Company") will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. DEFINITIONS.

(a)
"Compensation" means, for the purpose of any Offering (as hereinafter defined) pursuant to this Plan, base pay in effect as of the Offering Commencement Date (as hereinafter defined). Compensation shall not include any deferred compensation other than contributions by an individual through a salary reduction agreement to a cash or deferred plan pursuant to Section 401(k) of the Code or to a cafeteria plan pursuant to Section 125 of the Code.

(b)	"Board" means the Board of Directors of the Company.

(c)	"Common Stock" means the common stock, $0.10 par value per share, of the Company.

(d)	"Company" shall also include any Parent or Subsidiary of Implant Sciences Corporation designated by the Board of Directors of the Company (the "Board").

(e)	"Employee" means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by the Company.

(f)	“Offering commencement date” means January 1 or July 1.

(g)	“Offering termination date” means June 30 for a January 1 offering commencement date or December 31 for a July 1 offering commencement date.

(h)	"Parent" shall mean any present or future corporation which is or would constitute a "parent corporation" as that term is defined in Section 424 of the Code.

(i)
"Plan Administrator" shall consist of the Board or, if appointed by the Board, a committee consisting of at least two Outside Directors who shall be members of the Board, but who are not employees of the Company or of any parent or subsidiary of the Company.

(j)	"Subsidiary" shall mean any present or future corporation which is or would constitute a "subsidiary corporation" as that term is defined in Section 424 of the Code.

3. ELIGIBILITY.

(a)	Participation in the Plan is completely voluntary. Participation in any one or more of the Offerings under the Plan shall neither limit, nor require, participation in any other Offering.

(b)
Each Employee shall be eligible to participate in the Plan on the first Offering Commencement Date, as hereinafter defined, following the completion of one year of continuous service with the Company. Notwithstanding the foregoing, no Employee shall be granted an option under the Plan:

(i)
if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary; for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee; or

(ii)
which permits such Employee's rights to purchase stock under all Section 423 employee stock purchase plans of the Company and any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423(b)(8) of the Code shall apply.

4. OFFERING DATES.

The right to purchase stock hereunder shall be made available by a series of offerings (the "Offering" or "Offerings") to Employees eligible in accordance with Paragraph 3 hereof. The Plan Administrator will, in its discretion, determine the applicable date of commencement ("Offering Commencement Date") and termination date ("Offering Termination Date") for each Offering. Participation in any one or more of the Offerings under the Plan shall neither limit, nor require, participation in any other Offering.

5. PARTICIPATION.

Any eligible Employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with the office of the Company's Treasurer 20 days prior to an applicable Offering Commencement Date, as determined by the Plan Administrator pursuant to Paragraph 4. A participant who obtains shares of Common Stock in one Offering will be deemed to have elected to participate in each subsequent Offering, provided such participant is eligible to participate during each such subsequent Offering and provided that such participant has not specifically elected not to participate in such subsequent Offering. Such participant will also be deemed to have authorized the same payroll deductions under Paragraph 6 hereof for each such subsequent Offering as in the immediately preceding Offering; provided however, that, during the enrollment period prior to each new Offering, the participant may elect to change the participant's payroll deductions by submitting a new payroll deduction authorization form.

6. PAYROLL DEDUCTIONS.

(a)
At the time a participant files his authorization for a payroll deduction, he shall elect to have deductions made from his pay on each payday during any Offering in which he is a participant at a specified percentage of his Compensation as determined on the applicable Offering Commencement Date; said percentage shall be in increments of one percent up to a maximum percentage of ten percent.

(b)
Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and subject to the last sentence of Paragraph 5 shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Paragraph 10.

(c)	All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any separate cash payment into such account.

(d)	A participant may withdraw from the Plan at any time during the applicable Offering period.

7. GRANTING OF OPTION.

(a)
On the Offering Commencement Date of each Offering, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of the Common Stock equal to an amount determined as follows: 85% of the market value per share of the Common Stock on the applicable Offering Commencement Date shall be divided into an amount equal to the percentage of the Employee's Compensation which he has elected to have withheld (but no more than 10%) multiplied by the Employee's Compensation over the Offering period. Such market value per share of the Common Stock shall be determined as provided in clause (i) of Paragraph 7(b).

(b)	The option price of the Common Stock purchased with payroll deductions made during each such Offering for a participant therein shall be the lower of:

(i)
85% of the closing price per share on the Offering Commencement Date as reported by a nationally recognized stock exchange, or, if the Common Stock is not listed on such an exchange, as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market System or, if the Common Stock is not listed on the Nasdaq National Market System but is otherwise publicly traded over-the-counter, 85% of the mean of the bid and asked prices per share on the Offering Commencement Date or, if the Common Stock is not traded over-the-counter, 85% of the fair market value on the Offering Commencement Date as determined by the Plan Administrator; and

(ii)
85% of the closing price per share on the Offering Termination Date as reported by a nationally recognized stock exchange, or, if the Common Stock is not listed on such an exchange, as reported by the Nasdaq National Market System or, if the Common Stock is not listed on the Nasdaq National Market System but is otherwise publicly traded over-the-counter, 85% of the mean of the bid and asked prices per share on the Offering Termination Date or, if the Common Stock is not traded over-the-counter, 85% of the fair market value on the Offering Termination Date as determined by the Plan Administrator.

8. EXERCISE OF OPTION.

(a)
Unless a participant gives written notice to the Treasurer of the Company as hereinafter provided, his option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted the Employee pursuant to Paragraph 7(a) and any pro rata allocation to such participant under Paragraph 12(a)), and any excess in his account at that time, other than amounts representing fractional shares, will be returned to him.

(b)
Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be automatically carried forward to the next Offering unless the participant elects, by written notice to the Treasurer of the Company, to have the excess cash returned to him.

9. DELIVERY.

The Company will deliver to each participant (as promptly as possible after the appropriate Offering Termination Date), a certificate representing the Common Stock purchased upon exercise of his option.

10. WITHDRAWALS AND TERMINATION.

(a)
Prior to the Offering Termination Date for an Offering, any participant may withdraw the payroll deductions credited to his account under the Plan for such Offering by giving written notice to the Treasurer of the Company. All of the participant's payroll deductions credited to such account will be paid to him promptly after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made from his pay during such Offering. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

(b)
Except as set forth in Paragraph 6(d), a participant's election not to participate in, or withdrawal from, any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

(c)
Upon termination of the participant's employment for any reason, including retirement but excluding death, the payroll deductions credited to his account will be returned to him, or, in the case of his death, to the person or persons entitled thereto under Paragraph 14.

(d)
Upon termination of the participant's employment because of death, his beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the Company's Treasurer prior to the expiration of a period of 90 days commencing with the date of the death of the participant, either:

(i)	to withdraw all of the payroll deductions credited to the participant's account under the Plan; or

(ii)
to exercise the participant's option for the purchase of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price (subject to the limitation contained in Paragraph 7(a)), and any excess in such account will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the Company's Treasurer, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death and the same will be paid promptly to said beneficiary.

11. INTEREST.

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participating Employee.

12. STOCK.

(a)
The maximum number of shares of Common Stock available for issuance and purchase by Employees under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17, shall be 500,000 shares of Common Stock. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Paragraph 8 exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, and the balances of payroll deductions credited to the account of each participant under the Plan shall be returned to the participant.

(b)	The participant will have no interest in stock covered by his option until such option has been exercised.

13. ADMINISTRATION.

The Plan shall be administered by the Plan Administrator. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Plan Administrator. Determinations made by the Plan Administrator with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Plan Administrator shall remain in full force and effect unless and until altered, amended, or repealed by the Plan Administrator.

14. DESIGNATION OF BENEFICIARY.

A participant shall file with the Treasurer of the Company a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

15. TRANSFERABILITY.

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or the receipt of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10.

16. USE OF FUNDS.

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purposes (to the extent not returned to the participant if elected by the participant prior to the end of the period), and the Company shall not be obligated to segregate such payroll deductions.

17. EFFECT OF CHANGES OF COMMON STOCK.

If the Company shall subdivide or reclassify the Common Stock which has been or may be subject to options under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be subject to options under the Plan (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Plan Administrator, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

18. AMENDMENT OR TERMINATION.

The Board may at any time terminate or amend the Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant holding options under the Plan without the consent of such participant.

19. NOTICES.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Treasurer of the Company.

20. MERGER OR CONSOLIDATION.

If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option, in lieu of the number of shares of Common Stock as to which such option shall be exercisable, the number and class of shares of stock or other securities or property to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares for which such option was exercisable. In accordance with this Paragraph and Paragraph 17, the Plan Administrator shall determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

21. GOVERNMENTAL AND OTHER REGULATIONS.

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of The Commonwealth of Massachusetts. In the event of any inconsistency between such provisions of the Code and any such laws, such provisions of the Code shall govern to the extent necessary to preserve favorable federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.